Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-142481
May 15, 2007

On May, 14, 2007, Eurand N.V., a public limited liability company organized under the laws of the Netherlands, filed Amendment No. 1 to its registration statement on Form F-1 with the Securities and Exchange Commission (the “SEC”).  References herein  to “we,” “us,” “our” refer to Eurand N.V.  This free writing prospectus should be read together with the other information in the preliminary prospectus, including the risks set forth under the section entitled “Risk Factors” and the information set forth in the section entitled "Business—Our Lead Product Candidate-EUR-1008—Fast Track Designation".

This free writing prospectus is intended to supplement certain information relating to our lead product candidate, EUR-1008, contained in the sections entitled “Summary—Our Lead Product Candidate,” “Risk Factors—Risks Related to Our Lead Product Candidate—EUR-1008” and “Business—Our Lead Product Candidate” in our preliminary prospectus, dated April 30, 2007, as supplemented by our free writing prospectus, dated May 10, 2007, and filed as part of Amendment No. 1 to our registration statement on Form F-1.

We have been advised by the FDA that it has concluded that our request to file our NDA for EUR-1008 as a rolling submission is acceptable, and we intend to commence such rolling submission during the second quarter of 2007. A rolling submission does not necessarily result in a faster approval process.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering.   You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-503-4611 or emailing prospectusrequest@list.db.com.

You may also access a copy of our current registration statement by clicking on the following link: http://www.sec.gov/Archives/edgar/data/1119745/000104746907004212/a2177892zf-1a.htm.